Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (Forms S-8 Nos. 333-147140, 333-184585, 333-202550 and 333-220158) pertaining to the 2007 Incentive Plan and 2017 Share Incentive Plan of Nova Measuring Instruments Ltd. of our reports dated March 1, 2021, with respect to the consolidated financial statements of and the effectiveness of internal control over financial reporting of Nova Measuring Instruments Ltd., included in this Annual Report (Form 20-F) for the year ended December 31, 2020.

/s/ Kost Forer Gabbay & Kasierer
Kost Forer Gabbay & Kasierer
A member of Ernst & Young Global

Tel Aviv, Israel
March 1, 2021